AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED DECLARATION OF TRUST

OF

OPPENHEIMER QUEST FOR VALUE FUNDS

This Amendment No. 2 is made as of April 17, 2012 to the Amended and Restated Declaration of Trust of Oppenheimer Quest for Value Funds (the "Trust"), dated as of June 26, 2009, by the duly authorized officer executing this amendment on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

WHEREAS, the Trustees of the Trust established Oppenheimer Quest for Value Funds as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 13, 1987, as amended and restated as of June 26, 2009 (the "Declaration of Trust");

WHEREAS, the Trustees, acting pursuant to ARTICLE IV, Section 4.9, further amended the Declaration of Trust as of July 14, 2010;

WHEREAS, the Trust currently has three series: Oppenheimer Global Allocation Fund, Oppenheimer Quest Opportunity Value Fund and Oppenheimer Small- & Mid- Cap Value Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to ARTICLE IV, Section 4.9 and ARTICLE VI, Section 6.1 of the Declaration of Trust, as amended, now desire to make a permitted change by vote of a majority of the Trustees, without shareholder approval, to said Declaration of Trust to change the name of "Oppenheimer Quest Opportunity Value Fund," a series of the Trust, to "Oppenheimer Flexible Strategies Fund" and have authorized the undersigned officer to execute this Amendment on their behalf.

NOW THEREFORE, effective as of June 15, 2012, (A) the name of the existing series "Oppenheimer Quest Opportunity Value Fund" shall be changed to "Oppenheimer Flexible Strategies Fund," and (B) all references in the Declaration of Trust, as amended, to "Oppenheimer Quest Opportunity Value Fund" shall be amended to, and shall be deemed to refer to, "Oppenheimer Flexible Strategies Fund."

IN WITNESS WHEREOF, the undersigned, acting pursuant to ARTICLE XI, Section 11.1(a) of the Declaration of Trust, as amended, has signed this amendment on behalf of the Trustees of the Trust.

/s/Taylor V. Edwards

Taylor V. Edwards, Assistant Secretary